Exhibit 10.15(a)
SUBLEASE
THIS SUBLEASE (this “Sublease”) is dated for reference purposes as of October 28, 2022 (the “Effective Date”), and is made by and between Arcus Biosciences, Inc., a Delaware corporation (“Sublessor”), and Prothena Biosciences Inc, a Delaware corporation (“Sublessee”). Sublessor and Sublessee hereby agree as follows:
1.Recitals: This Sublease is made with reference to the fact that HCP LS Brisbane, LLC, as landlord (“Master Lessor”), and Sublessor, as tenant, entered into that certain lease, dated as of December 30, 2020 (the “Master Lease”), with respect to premises consisting of approximately 109,237 rentable square feet of space, located at 1800 Sierra Point Parkway, Brisbane, California (the “Premises”). A copy of the Master Lease is attached hereto as Exhibit A. Capitalized terms used but not defined in this Sublease shall have the meanings ascribed to such terms in the Master Lease.
2.Premises: Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, a portion of the Premises consisting of approximately 31,157 rentable square feet of space located on the first floor of the Premises (hereinafter, the “Subleased Premises”) and Sublessee shall have the exclusive right to the use of certain storage space as described in Section 6.6 of the Master Lease, as incorporated herein, for the purposes as provided therein. The Subleased Premises are more particularly described on Exhibit B attached hereto. Except to the extent that the square footage of the Premises is adjusted under the Master Lease, the square footage of the Subleased Premises shall be as set forth in this paragraph, notwithstanding any remeasurement. In connection with its use of the Subleased Premises, Sublessee shall also have the non-exclusive right to use the Common Areas and, subject to Sublessor’s reasonable, non-discriminatory rules and regulations delivered from time to time to Sublessee, the portions of the Premises noted as “Shared Areas” on Exhibit B (the “Shared Areas”).
3.Term:
A.Term. The term (the “Term”) of this Sublease shall be for the period commencing on July 1, 2023 (the “Commencement Date”) and ending on September 30, 2028 (the “Expiration Date”), unless this Sublease is sooner terminated pursuant to its terms or the Master Lease sooner terminates or this Sublease is extended pursuant to its terms. For the avoidance of doubt, the Subleased Premises shall be deemed delivered and early access provided when Sublessor provides Sublessee keys or other means of access thereto, and the conditions in Paragraph 3(B)(i) have been satisfied. In the event Sublessee properly exercises the Extension Option in this Sublease for the Option Term (as hereinafter defined), the Term shall include the Option Term.
B.Early Possession. Sublessor shall permit Sublessee to enter the Subleased Premises commencing upon execution of this Sublease by Sublessor and Sublessee solely for the purpose of (x) planning construction of any Initial Alterations (as hereinafter defined), (y) conducting move coordination, and (z) constructing the Initial Alterations, and not for the purpose of conducting business therein, provided (i) Master Lessor’s consent to this Sublease has been received in substantially the form attached hereto as Exhibit E or other form executed by both Sublessor and Sublessee, which consent includes Master Lessor’s approval of Sublessee’s completion of the Environmental Questionnaire set forth in Exhibit E of the Master Lease, which approved Environmental Questionnaire shall be the Environmental Questionnaire for purposes of this Sublease (the “Master Lessor Consent”), (ii) Sublessee has delivered to Sublessor the Security Deposit and seventh month’s Base Rent as required under Paragraph 4, and (iii) Sublessee has delivered to Sublessor evidence of all insurance required under this Sublease (“Possession Date”). Such occupancy shall be subject to all of the provisions of this Sublease, except for the obligation to pay Base Rent or Direct Expenses (defined below) and shall not advance the Expiration Date of this Sublease.
4.Rent:

A.Base Rent. Sublessee shall pay to Sublessor as base rent for the Subleased Premises for each month during the Term the following amounts per month (“Base Rent”).
Months            Base Rent
    1-12            $241,466.75
    13-24            $249,918.09
        25-36            $258,665.22
        37-48            $267,718.50
        49-60            $277,088.65
        61-63            $286,786.75
*So long as Sublessee is not in default under this Sublease after expiration of any applicable cure period, Base Rent for the first six (6) full calendar months of the Term shall be abated.
Base Rent and Additional Rent, as defined in Paragraph 4(B) below, shall be paid on or before the first (1st) day of each month. Base Rent and Additional Rent for any period during the Term hereof which is for less than one (1) month of the Term shall be a pro rata portion of the monthly installment based on a thirty (30) day month. Base Rent and Additional Rent shall be payable without notice or demand and without any deduction, offset, or abatement, in lawful money of the United States of America except as expressly provided herein. Base Rent and Additional Rent shall be paid directly to Sublessor at 3928 Point Eden Way, Hayward, CA 94545, Attention: Finance/Accounts Receivable, or such other address as may be designated in writing by Sublessor, or pursuant to ACH instructions provided by Sublessor.
B.Additional Rent. All monies other than Base Rent required to be paid by Sublessor under the Master Lease as to the Subleased Premises, including, without limitation, any amounts payable by Sublessor to Master Lessor as “Direct Expenses” (as defined in Section 4.2.2 of the Master Lease), shall be paid by Sublessee hereunder as and when such amounts are due under the Master Lease, as incorporated herein. Sublessee shall also pay to Sublessor its pro rata share based on the square footage of the Subleased Premises to the square footage of the Premises (31,157/109,237) (“Pro Rata Share”), within thirty (30) days of request by Sublessor (but no earlier than the due date under the Master Lease), of the cost of utilities (to the extent that such utilities are not separately metered or sub-metered to the Subleased Premises, in which case Sublessee shall pay only the separately metered or sub-metered amounts), under Section 6.2 of the Master Lease, as incorporated herein. Sublessee shall also pay to Sublessor, within thirty (30) days of request by Sublessor, Sublessee’s Pro Rata Share of Sublessor’s actual out-of-pocket costs of performing any repairs or maintenance or providing other services that benefit the Subleased Premises or Shared Areas (such as maintenance of any systems therein and providing janitorial service and utilities to the shared lobby), and shall pay the entire cost of such amounts to the extent supplied solely or disproportionately to Sublessee or due to the misuse or excess use or negligence, willful misconduct or violation of this Sublease by Sublessee or its agent, employee or contractor. For the avoidance of doubt, Sublessee shall be responsible for the entire cost of operating the air handlers serving the labs in the Subleased Premises. Sublessee shall also pay any gross receipts or rent tax payable with respect to this Sublease and all costs directly incurred by or at the request of Sublessee with respect to its use of the Subleased Premises or Shared Areas. All such amounts shall be deemed additional rent (“Additional Rent”). Base Rent and Additional Rent hereinafter collectively shall be referred to as “Rent”.

C.Payment of Seventh Month’s Rent. Upon execution hereof by Sublessee, Sublessee shall pay to Sublessor the sum of Two Hundred Forty-One Thousand Four Hundred Sixty-Six and 75/100 Dollars ($241,466.75), which shall constitute Base Rent for the seventh month of the Term.
5.Security Deposit: On the Effective Date, Sublessee shall deposit with Sublessor the sum of Eight Hundred Sixty Thousand Three Hundred Sixty and 25/100 Dollars ($860,360.25) (the “Security Deposit”), in cash, as security for the performance by Sublessee of the terms and conditions of this Sublease. If Sublessee fails to pay Rent or other charges due hereunder or otherwise defaults with respect to any provision of this Sublease after expiration of the applicable cure period, then Sublessor may draw upon, use, apply or retain all or any portion of the Security Deposit for the payment of any Rent or other charge in default, for the payment of any other sum which Sublessor has become obligated to pay by reason of Sublessee’s default, or to compensate Sublessor for any loss or damage which Sublessor has suffered thereby, including future rent damages under California Civil Code Section 1951.2, without prejudice to any other remedy provided herein or by law. Sublessee hereby waives the provisions of any law, now or hereafter in force, including, without limitation, California Civil Code Section 1950.7, that provides that Sublessor may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Sublessee, or to clean the Subleased Premises, it being agreed that Sublessor, in addition, may claim those sums reasonably necessary to compensate Sublessor for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Sublessee, including future rent damages following the termination of this Sublease. If Sublessor so uses or applies all or any portion of the Security Deposit, then Sublessee, within ten (10) days after demand therefor, shall deposit cash with Sublessor in the amount required to restore the Security Deposit to the full amount stated above. Within thirty (30) days of the expiration of this Sublease, if Sublessee is not in default after the expiration of any applicable cure period, Sublessor shall return to Sublessee so much of the Security Deposit as has not been applied by Sublessor pursuant to this paragraph, or which is not otherwise required to cure Sublessee’s defaults. Sublessee shall have the right to instead provide the Security Deposit upon execution hereof in the form of a letter of credit in a form and from a bank that are reasonably acceptable to Sublessor, which shall be held in accordance with the terms of Article 21 of the Master Lease, as incorporated herein. Sublessor expressly acknowledges and agrees that the Security Deposit shall be and shall remain the property of Sublessee and shall not constitute property of Sublessor’s estate subject to the claims of Sublessor’s creditors in any Sublessor bankruptcy. Notwithstanding anything to the contrary herein, provided that Sublessee meets the Required Conditions (as defined below), then on the later of (a) thirtieth (30th) month of the Term and (b) one (1) month following Sublessor’s receipt of evidence for item (iv) below and confirmation that Sublessee meets the Required Conditions, Sublessee shall have the right to reduce the amount of the Security Deposit to Two Hundred Eighty-Six Thousand Seven Hundred Eight-Six and 75/100 Dollars ($286,786.75) by requesting such reduction in writing and providing evidence required by Sublessor that Sublessee has met the net worth and credit requirements of item (iv) below. In the event that Sublessee elected to provide the Security Deposit in the form of a letter of credit, upon any reduction of the Security Deposit Sublessee shall either deliver an amendment to the existing letter of credit or a replacement letter of credit in the new amount that otherwise complies with all other applicable requirements specified in this Section 5 and is in a form reasonably acceptable to Sublessor. The term “Required Conditions” as set forth above shall mean satisfaction of all of the following: (i) Sublessee has not committed a monetary or material default within the six (6) month period prior to Sublessee’s request, (ii) Sublessee has not been in default of this Sublease after expiration of the applicable cure period, (iii) Sublessee is not then currently in default, and an event or circumstance does not then exist that would constitute a default by Sublessee under this Sublease without regard to any notice and cure period, and (iv) Sublessee’s tangible net worth (i.e., net worth without taking into account intangible assets such as goodwill, copyrights and other intellectual property) and credit worthiness is not less than that of Sublessee as of the Effective Date of this Sublease.
6.Holdover: In the event that Sublessee does not surrender the Subleased Premises by the Expiration Date in accordance with the terms of this Sublease, Sublessee shall indemnify, defend, protect and hold harmless Sublessor from and against all loss and liability resulting from Sublessee’s delay in surrendering the Subleased Premises and pay Sublessor holdover rent as provided in Section 16 of the Master Lease, as incorporated herein, and, if the holdover extends beyond the termination of the Master Lease, the terms of Section 16 of the Master Lease.

7.Repairs: Sublessor represents and warrants to Sublessee that, to Sublessor’s actual knowledge, (a) any mechanical, electrical, plumbing, HVAC systems and life safety systems (collectively, “Systems”), emergency generator and boiler serving the Subleased Premises are in good operating condition and (b) the Subleased Premises are in compliance with all laws (in each case given the level of improvements in the Subleased Premises). Sublessee shall have ninety (90) days after the Possession Date to notify Sublessor if any of the Systems, the emergency generator and boiler serving the Subleased Premises were not in good operating condition on the Possession Date. The parties acknowledge and agree that Sublessor has made no representations or warranties with respect to the condition of the Subleased Premises except as otherwise provided herein. Sublessor shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Subleased Premises, including, without limitation, any improvement or repair required to comply with any law. Master Lessor shall be solely responsible for performance of any repairs required to be performed by Master Lessor under the terms of the Master Lease. For the avoidance of doubt, Sublessee shall be responsible for maintaining the air handlers serving the labs in the Subleased Premises
8.Assignment and Subletting: Sublessee may not assign this Sublease, sublet the Subleased Premises, transfer any interest of Sublessee therein or permit any use of the Subleased Premises by another party (collectively, “Transfer”), without the prior written consent of Sublessor and Master Lessor; provided, however, Sublessor’s consent shall not be required for a transfer as described in the first sentence of Section 14.8 of the Master Lease. Sublessee acknowledges that the Master Lease contains a “recapture” right in Section 14.4, and that Sublessor may withhold consent to a proposed Transfer in its sole discretion unless Master Lessor confirms in writing that the recapture right does not apply to the Subleased Premises or otherwise waives such right pursuant to the Master Lessor Consent. Any Transfer shall be subject to the terms of Section 14 of the Master Lease, as incorporated herein.
9.Use: Sublessee may use the Subleased Premises only for the following uses: general office, laboratory, research and development, lab scale manufacturing, vivarium and all other lawful uses reasonably related to or incidental to such specified uses, all consistent with first class life science projects in the City of Brisbane, and in compliance with, and subject to, applicable laws and the terms of the Master Lease and this Sublease; provided, however, if the Subleased Premises are expanded to include premises on the second (2nd) floor of the Premises, the second floor may only be used for office use and other lawful uses reasonably related to or incidental to such specified uses, all (i) consistent with first class life sciences projects in Brisbane, California, and (ii) in compliance with, and subject to, applicable laws and the terms of this Sublease. Sublessee shall not use, store, transport or dispose of any Hazardous Materials in or about the Subleased Premises except as expressly permitted under the Master Lease, as incorporated herein, including Section 5.3 thereof. Sublessee shall be responsible for its own wastewater permits and for properly disposing of any hazardous or medical waste it generates.
10.Delivery and Acceptance: By taking possession of the Subleased Premises, Sublessee conclusively shall be deemed to have accepted the Subleased Premises in their as-is, then-existing condition, without any warranty whatsoever of Sublessor with respect thereto except as may be otherwise provided herein.
11.Improvements:
A.No alteration or improvements shall be made to the Subleased Premises, except in accordance with the Master Lease, and with the prior written consent of both Master Lessor and Sublessor (which consent by Sublessor shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Sublessee shall be permitted to make alterations in the Subleased Premises without Sublessor’s prior written consent, but subject to the prior written consent of Master Lessor, to the extent required under the Master Lease, and with ten (10) business days’ notice to Sublessor, to the extent such alterations (i) are non-structural, (ii) cost less than $50,000 for the particular job or work, (iii) are not visible from the exterior of the Building, and (iv) do not affect the Systems or equipment (other than minor changes such as adding or relocating electrical outlets and thermostats). Notwithstanding anything to the contrary herein, if the Subleased Premises are expanded to include premises on the second floor of the Premises, only general office improvements may be made on the second floor.
B.Sublessor shall provide Sublessee with an allowance to perform certain alterations and improvements in the initial Subleased Premises only (the “Initial Alterations”), in accordance with the terms attached as Exhibit C hereto.
12.Insurance; Waiver of Subrogation: Sublessee shall obtain and keep in full force and effect, at Sublessee’s sole cost and expense, during the Term, the insurance required under Section 10 of the Master Lease. Sublessee shall name Master Lessor and Sublessor as additional insureds under its liability insurance policy. The release and waiver of subrogation set forth in Section 10.5 of the Master Lease, as incorporated herein, shall be binding on the parties.
13.Default: Sublessee shall be in default under this Sublease if Sublessee commits any act or omission which constitutes a default under the Master Lease, which has not been cured after delivery of written notice and passage of the applicable grace period provided in the Master Lease as modified, if at all, by the provisions of this Sublease. In the event of any default by Sublessee, Sublessor shall have all remedies provided pursuant to Section 19.2 of the Master Lease and by applicable law, including damages that include the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the lessee proves could be reasonably avoided and the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations).
14.Surrender: Prior to expiration of this Sublease, Sublessee shall have the right to remove from the Subleased Premises all of its movable trade fixtures installed by Sublessee so long as Sublessee repairs any damage resulting from such removal, if permitted by the Master Lease, and shall surrender the Subleased Premises in the condition described in the Master Lease. If the Subleased Premises are not so surrendered, then Sublessee shall be liable to Sublessor for all liabilities Sublessor incurs as a result thereof, including costs incurred by Sublessor in returning the Subleased Premises to the required condition.
15.Broker: Sublessor and Sublessee each represents to the other that it has dealt with no real estate brokers, finders, agents or salesmen other than Cornish & Carey Commercial dba Newmark Knight Frank representing Sublessor and Sublessee, in connection with this transaction. Each party agrees to hold the other party harmless from and against all claims for brokerage commissions, finder’s fees or other compensation made by any other agent, broker, salesman or finder as a consequence of such party’s actions or dealings with such agent, broker, salesman, or finder.
16.Notices: Unless at least five (5) days’ prior written notice is given in the manner set forth in this paragraph, the address of each party for all purposes connected with this Sublease shall be the applicable address set forth below its signature at the end of this Sublease. All notices, demands or communications in connection with this Sublease shall be (a) personally delivered; or (b) properly addressed and (i) submitted to an overnight courier service, charges prepaid, or (ii) deposited in the mail (certified, return receipt requested, and postage prepaid). Notices shall be deemed delivered upon receipt, if personally delivered, one (1) business day after being submitted to an overnight courier service and three (3) business days after mailing, if mailed as set forth above. All notices given to Master Lessor under the Master Lease shall be considered received only when delivered in accordance with the Master Lease.
17.Miscellaneous: Sublessor has not had an inspection of the Premises performed by a Certified Access Specialist as described in California Civil Code § 1938. A Certified Access Specialist (CASp) can inspect the Subleased Premises and determine whether the Subleased Premises complies with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Subleased Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the Subleased Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Subleased Premises.
18.Other Sublease Terms:
A.Incorporation by Reference. Except as set forth below, the terms and conditions of this Sublease shall include all of the terms of the Master Lease and such terms are incorporated into this Sublease as if fully set forth herein, except that: (i) each reference in such incorporated sections to “Lease” shall be deemed a reference to “Sublease”; (ii) each reference to the “Premises”, “Lease Term” and “Base Rent” shall be deemed a reference to the “Subleased Premises”, “Term” and “Base Rent” under this Sublease, respectively; (iii) each reference to “Landlord” and “Tenant” shall be deemed a reference to “Sublessor” and “Sublessee”, respectively, except as otherwise expressly set forth herein; (iv) with respect to work, services, repairs, restoration, insurance, indemnities, representations, warranties or the performance of any other obligation of Master Lessor under the Master Lease, the sole obligation of Sublessor shall be to request the same in writing from Master Lessor as and when requested to do so by Sublessee, and to use Sublessor’s reasonable efforts (without requiring Sublessor to spend more than a nominal sum unless Sublessee pays the full amount of any additional costs and provided in no event shall Sublessor be required to engage in litigation) to obtain Master Lessor’s performance; (v) with respect to any obligation of Sublessee to be performed under this Sublease, wherever the Master Lease grants to Sublessor a specified number of days to perform its obligations under the Master Lease, except as otherwise provided herein, Sublessee shall have three (3) fewer days to perform the obligation, including, without limitation, curing any defaults (provided, that Sublessee shall have two (2) fewer days if the time period permitted for such obligation is less than three (3) days); (vi) with respect to any approval required to be obtained from the “Landlord” under the Master Lease, such consent must be obtained from both Master Lessor (unless such approval has been obtained in the Master Lessor Consent in which case Master Lessor’s consent is not required) and Sublessor, and the approval of Sublessor may not be (unless another standard is expressly set forth in the Master Lease or this Sublease) unreasonably withheld, conditioned or delayed, but may be withheld if Master Lessor’s consent is not obtained; (vii) in any case where the “Landlord” reserves or is granted the right to manage, supervise, control, repair, alter, regulate the use of, enter or use the Premises or any areas beneath, above or adjacent thereto, perform any actions or cure any failures, such reservation or right shall be deemed to be for the benefit of both Master Lessor and Sublessor provided such benefit is conducted in accordance with the terms and provisions of the Master Lease; (viii) in any case where “Tenant” is to indemnify, release or waive claims against “Landlord”, such indemnity, release or waiver shall be deemed to cover, and run from Sublessee to, both Master Lessor and Sublessor; (ix) in any case where “Tenant” is to execute and/or deliver certain documents or notices to “Landlord”, such obligation shall be deemed to run from Sublessee to both Master Lessor and Sublessor; (x) all payments shall be made to Sublessor; (xi) Sublessee shall pay all consent and review fees set forth in the Master Lease to either Master Lessor or Sublessor, as designated by Sublessor, and any caps shall apply to such designee; and (xii) Sublessor’s obligations under Section 4 are limited to forwarding statements and refunds provided by Master Lessor, and Sublessee shall have no right to dispute or audit such statements. Except as expressly provided in Paragraph 4(A) above, under no circumstances shall rent abate under this Sublease except to the extent that rent correspondingly abates under the Master Lease as to the Subleased Premises.
Notwithstanding the foregoing, the following provisions of the Master Lease shall not be incorporated herein: Summary of Basic Lease Information, Sections 1.1.1, 1.1.2 (the first sentence only), 2.1 (except the first, third and fourth sentences), 2.2, 3, 4.6, 5.3.1.4.3 (with respect to the indemnification only), 6.1 (the first clause in the last sentence only), 6.5 (the clause beginning with “which” and ending with “Landlord’s Work” only), 7.3, 8.1 (except the first sentence), 8.5 (the fifth – seventh sentences only), 9 (the first clause of the second sentence but it is replaced with “Except as to Alterations not requiring consent”), 14.3 (the penultimate sentence and the parentheticals in the second sentence only), 14.4 (the last three sentences), 14.8, 18 (the first and third sentences only), 23.1 (the first sentence and the last two sentences only), 29.13 (the first sentence only), 29.18, 29.24; Exhibits A, B, F, G and H. In addition, notwithstanding subpart (iii) of the foregoing paragraph, (a) references in the following provisions to “Landlord” shall mean Master Lessor only: Sections 1.1.2(iv), 1.1.3, 4.2.4, 4.3, 6.1 (the first sentence only), 6.5 (the second sentence only), 7.2, 8.4 (the last reference in the first sentence), 10.2, 11.1 (the second and third sentences only), 11.2 (except the last instance), 13 (the first sentence), 15.2 (the last reference of the first sentence only), 29.26 (the first sentence) and 29.29.1; and (b) references in the following provisions to “Landlord” shall mean Master Lessor and Sublessor: Sections 4.5, 5.3.1.2, 5.3.2, 5.3.4.1, 6.4, 10.3.4, 10.4, 17, 24 (the third sentence only) and 26.2; (d) references to the “Permitted Use” shall mean the use permitted under Section 9 above; (e) the number of parking spaces in Section 9 of the Summary of Basic Lease Information (as referenced in Section 28 of the Master Lease) shall be eighty-eight (88); (f) Tenant’s Share shall mean the Pro Rata Share; (g) in Section 14.3, Sublessee shall pay Sublessor the entire premium payable to Master Lessor under the Master Lease; (h) Sublessee’s right to use the Storage Room under Section 6.6 shall commence on the Possession Date and be limited to the room with the double door (Sublessor shall retain the exclusive use of the small room); and (i) if Sublessee requires more than its Pro Rata Share of the Generator capacity, Sublessee shall be solely responsible for any increased or additional generator capacity, subject to the terms of this Sublease and the Master Lease, including obtaining Master Lessor’s and Sublessor’s prior written consent thereto.
Notwithstanding the foregoing, the second sentence of Section 5.3.4.3 of the Master Lease shall be incorporated herein with the following addition to the end of such sentence: “and Sublessor and Sublessee shall reasonably cooperate to obtain and deliver to Master Landlord such a letter or other written determination.”
Sublessor shall not do or fail to do anything that would constitute a default under the Master Lease so as to result in a termination of the Master Lease unless Master Lessor or a successor tenant agrees to permit Sublessee to continue to occupy the Subleased Premises on the terms of this Sublease for the remainder of the Term. Sublessor hereby represents and warrants to Sublessee that as of the Effective Date: (i) the Master Lease is in full force and effect; (ii) no lender of Sublessor must consent to this Sublease; and (iii) Sublessor has not received from Master Lessor a notice of any default by Sublessor that remains uncured. Sublessor shall deliver to Sublessee any notice of default from Master Lessor and any other notice from Master Lessor that would adversely affect Sublessee’s occupancy of the Subleased Premises within five (5) days of receipt.
B.Assumption of Obligations. This Sublease is and at all times shall be subject and subordinate to the Master Lease and the rights of Master Lessor thereunder. Sublessee hereby expressly assumes and agrees: (i) to comply with all provisions of the Master Lease which are incorporated hereunder; and (ii) to perform all the obligations on the part of the “Tenant” to be performed under the terms of the Master Lease during the Term of this Sublease that are incorporated hereunder. In the event the Master Lease is terminated for any reason whatsoever, this Sublease shall terminate simultaneously with such termination (unless Master Lessor or a successor tenant agrees to permit Sublessee to continue to occupy the Subleased Premises on the terms of this Sublease for the remainder of the Term), without any liability of Sublessor to Sublessee except in the event of a termination due to a violation of this Sublease by Sublessor. Sublessor shall indemnify Sublessee for, and shall hold it harmless from and against, any and all losses, damages, penalties, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, which may be sustained or incurred by Sublessee by reason of Sublessor’s failure to keep, observe or perform any of the terms, provisions, covenants, conditions and obligations on Sublessor’s part to be kept, observed or performed under this Sublease. Sublessor shall not voluntarily terminate the Master Lease except if Master Lessor or a successor tenant agrees to permit Sublessee to continue to occupy the Subleased Premises on the terms of this Sublease for the remainder of the Term or pursuant to a right expressly set forth in the Master Lease, and Sublessor shall not amend the Master Lease in a manner that is materially adverse to Sublessee without Sublessee’s prior written consent which may be granted or withheld in Sublessee’s sole discretion. In the event of a conflict between the provisions of this Sublease and the Master Lease, as between Sublessor and Sublessee, the provisions of this Sublease shall control. In the event of a conflict between the express provisions of this Sublease and the provisions of the Master Lease, as incorporated herein, the express provisions of this Sublease shall prevail.
19.Master Lessor Consent: This Sublease and Sublessor’s and Sublessee’s obligations hereunder are conditioned upon obtaining the Master Lessor’s Consent. Sublessor and Sublessee shall use commercially reasonable efforts to obtain the Master Lessor’s Consent. If Sublessor fails to obtain the Master Lessor Consent within thirty (30) days after the Effective Date, then Sublessor or Sublessee may terminate this Sublease by giving the other party written notice thereof prior to the date such consent is received, and Sublessor shall return to Sublessee its payment of the seventh month’s Rent paid by Sublessee pursuant to Paragraph 4 hereof and the Security Deposit.
20.Termination; Recapture: Notwithstanding anything to the contrary herein, Sublessee acknowledges that, under the Master Lease, both Master Lessor and Sublessor have certain termination and recapture rights, including, without limitation, in Sections 11, 13 and 14.4. Nothing herein shall prohibit Master Lessor or Sublessor from exercising any such rights and neither Master Lessor nor Sublessor shall have any liability to Sublessee as a result thereof provided such rights by Sublessor are exercised in accordance with the terms and provisions of the Master Lease or this Sublease, as applicable. In the event Master Lessor or Sublessor exercise any such termination or recapture rights as to all of the Subleased Premises, provided such rights by Sublessor are exercised in accordance with the terms and provisions of the Master Lease or this Sublease, as applicable, this Sublease shall terminate without any liability to Master Lessor or Sublessor.
21.Inducement Recapture: Any agreement for free or abated Base Rent set forth in Paragraph 4(A) is hereinafter referred to as “Inducement Provisions”. Inducement Provisions shall be deemed conditioned upon Sublessee’s full and faithful performance of all of the terms, covenants and conditions of this Sublease. Upon a termination of this Sublease, any such Inducement Provision shall automatically be deemed deleted from this Sublease and no further force or effect, and any Base Rent theretofore abated, given or paid by Sublessor under such an Inducement Provision shall be immediately due and payable by Sublessee to Sublessor.
22.Parking and Signage: Sublessee shall have the right to park in eighty-eight (88) parking spaces in the on-site parking lot and garage that serves the Building, on an unreserved basis, as provided in Section 28 of the Master Lease, as incorporated herein. Subject to Master Lessor’s and Sublessor’s consent and Section 23 of the Master Lease, Sublessee shall have the right to install its name and/or logo or any of its affiliates’ names and/or logos on (i) signage within the Subleased Premises, (ii) signage in one (1) location on the exterior rooftop of the Building to be reasonably and mutually agreed upon by Sublessor and Sublessee, and (iii) monument signage as permitted in the Master Lease provided that Sublessor shall be entitled to maintain its name in the monument signage.
23.Extension Option: Provided that no default after expiration of the applicable cure period has occurred more than twice in the two (2) years prior to the date of Sublessee’s exercise notice and no default exists on such exercise date as to which Sublessor has delivered notice to Sublessee, Sublessee shall have one (1) option to extend the Term of this Sublease (the “Extension Option”) to expire on January 3, 2032 (the “Option Term”) by providing written notice to Sublessor of its desire to exercise such option at least nine (9) months prior to the expiration of the Term. The monthly Base Rent for the first year of the Option Term shall initially be 3.5% more than the amount of the Base Rent in the last month of the initial Term, and shall increase at a rate of 3.5% per year on each anniversary of the Commencement Date. There shall be no additional Allowance or Inducement Provisions during the Option Term.
24.Right of First Offer: Subject to Master Lessor’s consent, provided that no default after expiration of the applicable cure period has occurred more than twice in the two (2) years prior to the date of Sublessor’s notice in this sentence and no default exists on such notice date as to which Sublessor has delivered notice to Sublessee, if Sublessor determines to sublease all or any part of the second floor of the

Premises (the “ROFO Space”) other than to a Permitted Transferee, then Sublessor shall notify Sublessee of the terms on which Sublessor is willing to lease such ROFO Space to Sublessee (the “Offer Sheet”). If Sublessee, within ten (10) business days after receipt of Sublessor’s written notice indicates in writing (the “ROFO Exercise Notice”) its agreement to sublease the applicable ROFO Space on the terms stated in the Offer Sheet, then Sublessor shall sublease to Sublessee and Sublessee shall sublease from Sublessor the applicable ROFO Space on the economic terms stated in the Offer Sheet and otherwise on the terms of this Sublease, except as otherwise stated herein; provided, however, Sublessee’s right to sublease ROFO Space that, taken with the initial Subleased Premises and any other portions of the Premises that are subleased, would cause fifty percent (50%) or more of the Premises to be subleased for more than fifty percent (50%) of the remaining Lease Term shall be conditioned upon Master Lessor’s waiver of its rights under Section 14.4 of the Master Lease. If the ROFO Exercise Notice is delivered within the final 18 months of the Term, the term of the sublease for the ROFO Space shall be the term stated in the Offer Sheet. If the ROFO Exercise Notice is delivered prior to the final 18 months of the Term, the term of the sublease for the ROFO Space shall be equal to the lesser of (x) the term stated in the Offer Sheet, and (y) the remainder of the Term of this Sublease, in which case any rent or other concessions (such as allowances and improvements) offered in the Offer Sheet shall be prorated to account for such lesser term. If Sublessee does not indicate in writing its agreement to sublease the ROFO Space within such ten (10) business day period, then Sublessor thereafter shall have the right to sublease the ROFO Space to a third party on any terms; provided however, if the economic terms (on a net effective basis) are more than five percent (5%) more favorable to the subtenant than the terms offered by Sublessor to Sublessee, then the terms of this paragraph shall again be applicable, but the reference to ten (10) business days shall be revised to five (5) business days. If Sublessee properly exercises the right of first offer, the parties shall enter into an amendment to this Sublease incorporating the ROFO Space on the terms set forth in this paragraph. Sublessee’s right of first offer shall be a continuing right during the Term.
25.Expansion Option: Subject to Master Lessor’s consent, provided that no default after expiration of the applicable cure period has occurred and no default exists on such notice date as to which Sublessor has delivered notice to Sublessee, Sublessee shall have the option (the “Expansion Option”) to expand the Subleased Premises under this Sublease to include one of the portions of the second floor of the Premises shown on Exhibit D hereto (the “Expansion Premises”) on the Commencement Date by providing written notice to Sublessor exercising such option prior to April 30, 2023, which notice to be valid must designate the applicable portion of the Expansion Premises shown on Exhibit D that Sublessee desires to sublease (the “Applicable Space”). If Sublessee properly exercises the Expansion Option, as of the Commencement Date, (i) references in this Sublease to the Subleased Premises shall be deemed to include the Applicable Space, (ii) Base Rent under this Sublease shall be increased on a pro rata basis (at the same per square foot rental rate) based on the additional rentable square footage of the Applicable Space, as reasonably determined by Sublessor, (iii) Sublessee’s Pro Rata Share as set forth in Paragraph 4(B) above shall be increased based on the additional rentable square footage of the Applicable Space, (iv) the amount of the Security Deposit required hereunder shall be increased by an amount equal to the last three (3) months of Base Rent for the Expansion Premises and (v) there shall be no additional Allowance. Notwithstanding the foregoing, Sublessee’s right to sublease any Expansion Premises that, taken with the initial Subleased Premises and any other portions of the Premises that are subleased, would cause fifty percent (50%) or more of the Premises to be subleased for more than fifty percent (50%) of the remaining Lease Term shall be conditioned upon Master Lessor’s waiver of its rights under Section 14.4 of the Master Lease.
26.Termination of Master Lease. If the Master Lease is terminated due to Sublessor’s default of the Master Lease and such termination of the Master Lease results in an early termination of this Sublease through no fault or action of Sublessee, then, as an obligation that survives the termination of this Sublease, in addition to other damages to which Sublessee may be entitled hereunder, Sublessor agrees that, subject to the penultimate sentence of this Paragraph 26, Sublessor shall pay to Sublessee an amount equal to the unamortized amount, as of the date of the termination of this Sublease, of the actual out-of-pocket costs incurred by Sublessee in excess of the Allowance for the Initial Alterations performed by Sublessee pursuant to Exhibit C of this Sublease (the “Excess Sublessee Improvement Costs”). For purposes of this Paragraph 26, the Excess Sublessee Improvement Costs shall be amortized on a straight-line basis over the Term commencing from and after the Commencement Date (or a pro rata per diem portion thereof for any partial month). If despite such Master Lease termination the then-current Master Lessor under the Master Lease, or its successor as owner of the Premises, agrees to a continuation of this Sublease or enters into a replacement lease with Sublessee or its affiliate for Sublessee’s (or its affiliate’s) continued occupancy of the Premises then, notwithstanding any contrary provision of this Paragraph 26, Sublessor shall have no obligation under this Paragraph 26. Notwithstanding anything to the contrary in this Paragraph 26, in no event shall Sublessee’s right to recovery under this Sublease as a result of such termination exceed the amount of damages recoverable by Sublessee under California Civil Code Section 3300 taking into account Sublessee’s duty to mitigate damages. This Paragraph 26 shall survive termination of this Sublease.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.
SUBLESSOR:    SUBLESSEE:
ARCUS BIOSCIENCES, INC.,    PROTHENA BIOSCIENCES INC,
a Delaware corporation    a Delaware corporation

By: /s/ Bob Geoltz    By: /s/ Tran Nguyen
Name: Bob Geoltz    Name: Tran Nguyen
Its: Chief Financial Officer    Its: Chief Financial Officer
Address: Arcus Biosciences, Inc.    Address for Notices:
3928 Point Eden Way
Hayward, CA 94545    Before the Commencement Date:
Attn: Legal
Prothena Biosciences Inc
331 Oyster Point Boulevard
South San Francisco, CA 94080
Attn: Legal Department

After the Commencement Date:
Prothena Biosciences Inc
1800 Sierra Point Pkwy
Brisbane, CA 94005
Attn: Legal Department

EXHIBIT A

MASTER LEASE

EXHIBIT B
SUBLEASED PREMISES AND SHARED AREAS

Subleased Premises: Area shown in green and labeled 102
Storage Space: Area shown in green and labeled 101
Shared Areas: Areas shown in blue and labeled Main Lobby, RR/Shower, Stairs, Elevator and Trash Area

EXHIBIT C
WORK LETTER
A.Sublessee and its contractors shall not have the right to perform Initial Alterations in the Premises except in compliance with the terms of Article 8 of the Master Lease, as incorporated herein, including approval by Sublessor (which approval shall not be unreasonably withheld, conditioned or delayed), and Master Lessor to the extent required under the Master Lease, of the final plans for the Initial Alterations and the architect and contractor to be retained by Sublessee to perform the Initial Alterations. Subject to its review of more detailed plans and specifications, and Master Lessor’s consent, Sublessor conceptually approves of the preliminary plans for the Initial Alterations attached hereto as Schedule 1 (the “Preapproved Alterations”). Sublessee shall not be required to restore the Preapproved Alterations at the end of the Term except to the extent required by Master Lessor. Prior to the Commencement Date, as part of the Initial Alterations, Sublessee shall install separate meters or submeters for electricity, water and all other utilities and systems serving the Subleased Premises, including the air handlers serving the labs in the Subleased Premises. Sublessee shall substantially complete the Initial Alterations (or other improvements reasonably approved by Master Lessor and Sublessor that constitute a commercially reasonable level of improvement as described in Section 2(a) of Exhibit B of the Master Lease) by June 30, 2024.
    B.    Prior to Sublessee’s execution of the construction contract and general conditions with its contractor to perform the Initial Alterations (the “Contract”), Sublessee shall submit the Contract to Sublessor for its review. Prior to the commencement of construction of the Initial Alterations, Sublessee shall provide Sublessor with a detailed written estimated cost breakdown, by trade, of the final costs to be incurred, or which have been incurred, in connection with the design, permitting and construction of the Initial Alterations (which costs form a basis for the amount of the Contract) (the “Final Costs”). Sublessor shall contribute the sum of $9,347,100 (the “Allowance”) toward the cost of performing the Initial Alterations within the Subleased Premises. The Allowance may only be used for the cost of preparing design and construction documents for the Initial Alterations, the cost of construction management and/or supervision costs, permit fees and hard construction costs (including any permanently fixed laboratory equipment, e.g., permanently affixed laboratory benches, sinks, mechanical systems, fume hoods, which, for the avoidance of doubt, shall be owned by Sublessor and may not be removed by Sublessee) in connection with the Initial Alterations. The Allowance shall be paid to Sublessee, during the design and construction of the Initial Alterations, within thirty (30) days following receipt by Sublessor of: (1) invoices from all of contractors, subcontractors, laborers, materialmen and suppliers for labor rendered and materials expended and used in the Initial Alterations; (2) a sworn contractor's affidavit from the general contractor and a request to disburse from Sublessee containing an approval by Sublessee of the work done, in a form reasonably acceptable to Sublessor; (3) for work in connection with amounts subject to disbursement, executed conditional, and for all previous work, executed unconditional, mechanics’ lien releases, as applicable, from all contractors, subcontractors, laborers, materialmen and suppliers, which shall comply with the appropriate provisions, as reasonably determined by Sublessor, of the California Civil Code; (4) for the final disbursement request, as-built plans of the Initial Alterations; (5) the certification of Sublessee and its architect that the applicable portion of the Initial Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws; and (6) all other information required by Master Lessor to disburse the Additional TI Allowance under the Master Lease. Within thirty (30) days thereafter, but not more frequently than monthly, Sublessor shall deliver a check to Sublessee made payable to Sublessee in payment of the lesser of (a) a fraction of the amounts requested by Sublessee in which the numerator is the amount of the Allowance and the denominator is the Final Costs, and (b) the balance of any remaining available portion of the Allowance, provided that Sublessor does not dispute any request for payment based on non-compliance of any work with the approved plans or due to any substandard work. Notwithstanding anything herein to the contrary, (i) Sublessee shall be responsible for all costs as they become due except to the extent set forth in this section, and (ii) Sublessor shall not be obligated to disburse any portion of the Allowance during the continuance of a default under the Sublease as to which Sublessor has provided Sublessee notice, and Sublessor’s obligation to disburse shall only resume when and if such default is cured. Any construction management fees payable to Master Lessor by Sublessor for the Initial Alterations shall be paid for by Sublessee. The Allowance may also be used by Sublessor to pay any costs or fees charged by Master Lessor under the Master Lease.

C.     Except as expressly set forth above, in no event shall the Allowance be used for the purchase of equipment, furniture or other items of personal property of Sublessee. In the event Sublessee does not properly request the entire Allowance before June 30, 2024, any unused amount shall accrue to the sole benefit of Sublessor, it being understood that Sublessee shall not be entitled to any credit, abatement or other concession in connection therewith. Sublessee shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Initial Alterations and/or Allowance.
D.     No additional or increased Allowance shall be provided in the event of a renewal or extension of the initial Term of the Sublease or an expansion of the Subleased Premises, whether by any options under the Sublease or otherwise.
E.    Sublessee shall have no obligation to perform ADA upgrades outside of the Subleased Premises except to the extent required by law as a result of the Initial Alterations or future Alterations performed by Sublessee or Sublessee’s particular use of the Subleased Premises (whether such requirement is pursuant to the Master Lease, insurance requirements, or any law, statute, ordinance, order or other governmental decision including permit requirements issued in connection with the the Initial Alterations or future Alterations performed by or on behalf of Sublessee).

SCHEDULE 1
PREAPPROVED ALTERATIONS

EXHIBIT D

POTENTIAL EXPANSION OPTION BLOCKS
Applicable Space:

Area shown in yellow or
Area shown in blue or
Entire rentable area on second floor

EXHIBIT E
MASTER LESSOR CONSENT